UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  June 14, 2006
                                                   -------------


                         COACTIVE MARKETING GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                     0-20394                  06-1340408
----------------------------         ------------         ---------------------
(State or other jurisdiction         (Commission            (I.R.S. Employer
      of incorporation)              File Number)         Identification Number)


                    75 Ninth Avenue, New York, New York 10011
                -------------------------------------------------
               (Address of principal executive office) (Zip Code)


       Registrant's telephone number, including area code: (212) 660-3800
                                                           --------------


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

         On June 14, 2006, the Board of Directors of CoActive Marketing Group, Inc. (the "Company") accepted the resignation of John Benfield, CoActive's Chief Executive Officer, and appointed Marc C. Particelli, a member of CoActive's Board of Directors, to serve as CoActive's Chief Executive Officer and Chairman of the Board on an interim basis. Both Mr. Benfield's resignation and Mr. Particelli's appointment will be effective as of July 1, 2006, or if later, the date on which the Company files with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended March 31, 2006.

         In connection with his appointment as interim Chief Executive Officer, the Board and Mr. Particelli entered into an Employment Agreement pursuant to which Mr. Particelli will be paid an annual salary of $250,000 for devoting approximately 50% of his working time to the Company. A copy of the Employment Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, for his agreement to serve as interim Chief Executive Officer, the Board approved the grant to Mr. Particelli of a five-year stock option to purchase 80,000 shares of the Company's common stock at a price of $1.57 per share (the market price of the common stock on the date the grant was authorized).

         In addition, in connection with his resignation, the Company and Mr. Benfield entered into an Agreement pursuant to which Mr. Benfield will, for the one-year period beginning July 1, 2006, continue to be compensated at his current rate of $300,000 per annum and receive the same benefits currently provided to him by the Company. In consideration of the foregoing, Mr. Benfield will remain employed by the Company on a full-time basis to assist in the transition for a period of three-months. The Company expects to record a pre-tax charge of approximately $265,000 in its second fiscal quarter ending September 30, 2006 in connection with its obligations under the Agreement with Mr. Benfield. A copy of the Agreement with Mr. Benfield has been filed as Exhibit
10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

         Pursuant to the Agreement with Mr. Benfield described above, Mr. Benfield's Employment Agreement with the Company will terminate on July 1, 2006 (or if later, the date on which the Company files its Annual Report on Form 10-K for the year ended March 31, 2006).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         As described above, effective July 1, 2006 (or if later, the date on which the Company files its Annual Report on Form 10-K for the year ended March 31, 2006), Mr. Benfield will cease to be a director and officer of the Company and Mr. Particelli will be our Chief Executive Officer and Chairman of the Board.

         Mr. Particelli, age 61, who has been a member of CoActive's Board since February 2005, has extensive industry experience, having served as Chief Executive Officer of Modem Media, a pioneer Interactive marketing services firm, from January 1991 until its acquisition by Digitas in October 2004. More recently, from August 2005 until March 2006, Mr. Particelli was the Chief Executive Officer of EPANA, a telecommunications company serving the Hispanic market. Earlier, Mr. Particelli was a partner at Oak Hill Capital Management, a $1.6 billion private equity investment firm, and managing director at Odyssey Partners L.P., a $3.5 billion hedge fund. Prior to entering the private equity business, Mr. Particelli spent 20 years with Booz Allen where he helped create the Marketing Industries Practice and led its expansion across Europe, Asia and South America. Mr. Particelli also currently serves as a director of and investor in several private companies, and as an advisor to several private equity firms.

         As a result of his appointment as Chief Executive Officer, Mr. Particelli will no longer serve as a member of the Board's Audit Committee. The resulting vacancy on the Audit Committee will be filled by John Ward, III.

Item 9.01.  Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit 10.1 Employment Agreement, dated as of June 20, 2006, between the Company and Marc C. Particelli.

Exhibit 10.2 Agreement, dated as of June 19, 2006, between the Company and John P. Benfield.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  June 20, 2006

                                       COACTIVE MARKETING GROUP, INC.


                                       By:  /s/ ERWIN MEVORAH
                                            ------------------------------------
                                            Erwin Mevorah,
                                            Chief Financial Officer

                                  EXHIBIT INDEX

No.               Description

Exhibit 10.1 Employment Agreement, dated as of June 20, 2006, between the Company and Marc C. Particelli.

Exhibit 10.2 Agreement, dated as of June 19, 2006, between the Company and John P. Benfield.